Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form type)

Lulu’s Fashion Lounge Holdings, Inc.

(Exact name of registrant as specified in its charter)

Table I: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Lulu’s Fashion Lounge Holdings, Inc. Omnibus Equity Plan	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	4,736,845(2)	$5.58(3)	$26,431,595.10	$92.70 per million dollars	$2,450.21

Lulu’s Fashion Lounge Holdings, Inc. 2021 Employee Stock Purchase Plan	Equity	Common Stock, par value $0.001 per share	Rule 457(c) and 457(h)	1,184,211(4)	$5.58(3)	$6,607,897.38	$92.70 per million dollars	$612.56

	Total Offering Amounts					$33,039,492.48		$3,062.77

	Total Fee Offsets							$—

	Net Fee Due							$3,062.77

(1)

In accordance with Rule 416(a) under the Securities Act of 1933, as amended (“Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Lulu’s Fashion Lounge Holdings, Inc. Omnibus Equity Plan (the “Omnibus Equity Plan”) and the Lulu’s Fashion Lounge Holdings, Inc. 2021 Employee Stock Purchase Plan (the “ESPP,” and together with the Omnibus Equity Plan, the “Plans”) to prevent dilution resulting from stock splits, stock dividends or similar transactions. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plans.

(2)

Consists of (i) 1,536,845 shares of the Registrant’s Common Stock, par value $0.001 per share (the “Common Stock”) available for future grant under the Omnibus Equity Plan pursuant to its terms and (ii) 3,200,000 shares of Common Stock that may become available for future grant under the Omnibus Equity Plan pursuant to its terms. The number of shares of Common Stock reserved for issuance under the Omnibus Equity Plan will automatically increase on the first day of each fiscal year, starting in 2022 and continuing through 2031, equal to the lesser of (a) four percent (4%) of the shares of Common Stock outstanding on the last day of the immediately preceding fiscal year or (b) such smaller number of shares of stock as determined by the Registrant’s board of directors.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on March 28, 2022.

(4)

Consists of (i) 384,211 shares of Common Stock available for future grant under the ESPP pursuant to its terms and (ii) 800,000 shares of Common Stock that may become available for future grant under the ESPP pursuant to its terms. The number of shares of Common Stock reserved for issuance under the ESPP will automatically increase on the first day of each fiscal year, starting in 2022 and continuing through 2031, equal to the lesser of (a) one percent (1%) of the total number of shares of the Common Stock outstanding on the last day of the immediately preceding fiscal year or (b) such number determined by the Registrant’s board of directors.